EXHIBIT 2.4

                 THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this
"Agreement"), is entered into as of December 2, 1999, among Adrenalin Interactive, Inc., a Delaware corporation (the "Parent"), Adrenalin Acquisition Corporation, a California corporation and a wholly owned subsidiary of the Parent (the "Merger Sub"), McGlen Micro Inc., a California corporation (the "Company"), George Lee, an individual, Mike Chen, an individual and ACST Computer, Inc., a California corporation (collectively, the "Principal Shareholders"), with reference to the following.

                                    RECITALS

         A. Parties to this Amendment entered that certain Agreement and Plan of Merger, dated April 28, 1999 (the "Agreement").

         B. The Agreement has been amended twice to extend the Closing Date. The parties now desire to amend the Agreement as set forth herein.

                                    AMENDMENT

         NOW, THEREFORE, in consideration of the foregoing provisions, representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the parties hereby amend the Agreement as follows.

         1. The Closing. Section 1.2 of the Agreement is hereby amended and restated to read as follows:

"1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of the Company at 3002 Dow Avenue, Suite 212, Tustin, California 92780 at 10:00 a.m., on (i) the business day of the satisfaction of the conditions set forth in
Article X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions) and the date on which the Agreement of Merger is deemed filed by the Secretary of State of California (ii) or at such other time, date, or place as the Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the 'Closing Date.'"

         2. Parent Officers. Section 2.3 of the Agreement is hereby amended and restated to read as follows:


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                  "2.3 Parent Officers. The Surviving Corporation and the Parent
shall take such actions as are necessary to elect as the officers of the Parent effective immediately following the Effective Time: George Lee, Chief Executive Officer and Chief Financial Officer; Mike Chen, President and Secretary (the "Parent Officers").

         3. Section 3.2(a). Section 3.2(a) is hereby modified to provide that shares issued in exchange for unexercised options and warrants of the Company described in the Exchange Ratio Calculation attached hereto as Exhibit "A" shall be issued to an escrow agent to be held for the benefit of the optionees and warrant holders and issued to them upon exercise. Shares underlying the options and warrants which are not exercised and terminate or which become unexercisable and terminate shall be distributed from the escrow ratably to the shareholders of the Company as of the date hereof, based upon their percentage ownership interest in the Company as of the date hereof. For
Rule 144 holding purposes, the issuance date of shares released from escrow to the existing shareholders of the Company shall be December 2, 1999.

         4. Section 4.8. Section 4.8(b)(ii) is modified and amended to provide that since March 31, 1999, the Company has amended its Articles of Incorporation and Bylaws. Reference is hereby made to Section 4.8(b)(ii) of the disclosure schedules.

         5.       Section   5.3.   The   first    sentence   of   Section   "5.3
Capitalization" is hereby modified and amended to read as follows:

"Effective upon the filing of the Certificate of Amendment of Certificate of Incorporation, the authorized capital of the Parent consists of 50,000,000 shares of Common Stock, $.03 par value and 5,000,000 shares of blank check preferred stock, $.01 par value."

         6. Section 5.7. Section "5.7 Financial Statements" is hereby modified and amended to provide that the Financial Statements in Section 5.7 shall be the audited consolidated balance sheet and consolidated statement of operations of the Parent as of and for the 12 months ending June 30, 1999, and the unaudited consolidated balance sheet of the Parent as of September 30, 1999, and the related consolidated statement of operations for the three months ended on that date. The balance sheet of the Parent as of September 30, 1999, is referred to in the Agreement as the "Parent Balance Sheet".

         7. Section 5.9(a). The reference to "March 31, 1999" in Section "5.9 Absence of Certain Changes or Events (a)" is hereby modified and amended to read "September 30, 1999."

         8. Section 10.2(a). Section "10.2 Termination" is hereby modified and amended to change the November 30, 1999 as the last Closing Date to "December 10, 1999."

         9. Defined Terms. Each of the capitalized terms not defined this Amendment shall maintain the meaning given to them in the Agreement.




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         10.      Controlling  Provisions.  Each  and  every  provision  of  the
Agreement not modified or amended in this Amendment remains in force and effect, as if set forth in its entirety in this Amendment . In the event of a conflict between any of the terms of this Amendment and the provisions of the Agreement, the terms and provisions set forth in this Amendment shall be controlling.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

                            "PARENT"

                            ADRENALIN INTERACTIVE, INC., a
                            California corporation

                            By:   /s/Jay Smith  lll
                            ----------------------------
                                  Jay Smith, III, President

                            By:   /s/ Michael Cartabiano
                            ----------------------------
                                  Michael Cartabiano, Secretary

                            "MERGER SUB"

                            ADRENALIN ACQUISITION
                            CORPORATION, a California corporation


                            By:   /s/Jay Smith lll
                            ----------------------------
                                  Jay Smith, III, President

                            By:   /s/Jay Smith lll
                            ----------------------------
                                  Jay Smith, III, Secretary

                            "THE COMPANY"

                            MCGLEN MICRO INC., a California
                            corporation

                            By:   /s/George Lee
                            ----------------------------
                                  George Lee, CEO





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                                By:/s/Mike Chen
                                ---------------
                                      Mike Chen, Secretary

                                "THE PRINCIPAL SHAREHOLDERS"



                                GEORGE LEE, an individual



                                MIKE CHEN, an individual


                                ACST COMPUTERS, INC., a California
                                corporation

                                By:Alex Chen
                                ------------
                                      Alex Chen, President and Chairman